Exhibit 5.1

Philip E. Bauer Senior Vice President, General Counsel and Corporate Secretary The Mosaic Company 101 E. Kennedy Blvd Suite 2500, Tampa, FL 33602 www.mosaicco.com	Writer’s Direct Number: (813) 775-4224 Facsimile (763) 577-2989 E-Mail: phil.bauer@mosaicco.com

August 17, 2026

The Mosaic Company

101 E. Kennedy Blvd Suite 2500,

Tampa, FL 33602

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Corporate Secretary of The Mosaic Company, a Delaware corporation (the “Company”) and in such capacity have acted as counsel to the Company in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a prospectus supplement dated August 10, 2026 (the “Prospectus Supplement”) to the prospectus dated November 7, 2025, relating to the registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), with regard to the offer and sale by the Company of $1,000,000,000 aggregate principal amount of the Company’s 5.350% Senior Notes due 2031 (the “2031 Notes”), $500,000,000 aggregate principal amount of the Company’s 5.650% Senior Notes due 2034 (the “2034 Notes”) and $500,000,000 aggregate principal amount of the Company’s 5.900% Senior Notes due 2036 (the “2036 Notes” and, together with the 2031 Notes, and the 2034 Notes, the “Offered Securities”) pursuant to the Underwriting Agreement, dated August 10, 2026 (the “Underwriting Agreement”) among the Company and Citigroup Global Markets Inc., BofA Securities, Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named in Schedule A thereto. The Offered Securities are to be issued pursuant to the Indenture, dated as of October 24, 2011, between the Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee.

I have examined the Registration Statement and the Prospectus Supplement and I, or attorneys acting under my supervision, also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials.

In rendering the opinion set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based on the foregoing, I am of the opinion that the Offered Securities constitute binding obligations of the Company.

The Mosaic Company

August 17, 2026

The opinion set forth above is subject to the following qualifications and exceptions:

a.

The opinion stated above is subject to the effects of any applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer, statutes of limitation or other laws and judicial decisions affecting or relating to the rights of creditors generally.

b.

The opinion stated above is subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, estoppel, election of remedies and other similar doctrines affecting the enforceability of agreements generally (regardless of whether enforcement is considered in a proceeding in equity or at law); in addition, the availability of specific performance, injunctive relief, the appointment of a receiver or other equitable remedies is subject to the discretion of the tribunal before which any proceeding therefor may be brought.

c.

The opinion stated above is subject to limitations regarding the availability of indemnification and contribution where such indemnification or contribution may be limited by applicable law or the application of principles of public policy.

d.

I express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of New York, (ii) waivers by the Company of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct or (iv) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination.

e.	I draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

I do not express any opinion herein concerning any laws other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), and the laws of the State of New York (excluding state blue sky securities law matters).

The Mosaic Company

August 17, 2026

I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission on or about August 17, 2026, which Form 8-K will be incorporated by reference into the Registration Statement, and to the reference to the use of my name under the caption “Legal Matters” contained in the prospectus constituting part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Philip E. Bauer
Philip E. Bauer
Title: Senior Vice President, General Counsel and Corporate Secretary